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                                                                    EXHIBIT 99.1


                                ADMINISTAFF, INC.

                               1997 INCENTIVE PLAN

         Administaff, Inc., a Delaware corporation (the "Company"), hereby amends and restates the 1995 Administaff Stock Option Plan and renames said plan the Administaff, Inc. 1997 Incentive Plan (the "Plan"), effective as of May 28, 1997. The terms and provisions of the Plan are set forth below.

         1. Purpose. The purpose of the Plan is to promote the interests of the Company by encouraging employees of the Company and its Subsidiaries and the nonemployee directors of the Company to acquire or increase their equity interests in the Company and to provide a means whereby such persons may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are believed to be essential for the growth and profitability of the Company.

         2. Definitions. As used in this Plan:

                  (a) "Award" means an Option Right, a Director Option, Phantom Shares, a Performance Unit, Bonus Stock, or Other Stock-Based Award.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Bonus Stock" means unrestricted shares of Common Stock granted pursuant to Paragraph 9.

                  (d) "Change in Control" shall be deemed to have occurred upon:

                           (i) the date of the acquisition by any "person"
                  (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")), excluding the Company or any of its Subsidiaries or affiliates, and the group that may be deemed to exist solely by reason of that certain Voting Agreement, dated as of May 13, 1994 among Paul
                  J. Sarvadi, Gerald M. McIntosh, James W. Hammond, Scott C. Hensel, Richard G. Rawson, William E. Lange, Pyramid Ventures, Inc., Texas Growth Fund--1991 Trust, the McIntosh Charitable Remainder Unit Trust, the Hammond Family Foundation, the Gary and Nancy Reed Foundation and the Sarvadi Family Foundation, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of either the then outstanding shares of common stock of the Company, or the then outstanding voting securities entitled to vote generally in the election of directors; or

                           (ii) the date the individuals who constitute the
                  Board as of May 28, 1997 (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to May 28, 1997 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company's management prior to, or at the time of, such individual's initial nomination for election) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;
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                           (iii) the date of consummation of a merger,
                  consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company's assets, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 50% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 50% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

                           (iv) the date the Company files a report or proxy
                  statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or
                  Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

                  (e) "Code" means the Internal Revenue Code of 1986, as in effect from time to time.

                  (f) "Committee" means the Compensation Committee of the Board.

                  (g) "Common Stock" means the Common Stock, $0.01 par value, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph 12.

                  (h) "Date of Grant" means (i) with respect to an Award, other than a Director Option, the date specified by the Committee on which such Award will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto) and
         (ii) with respect to a Director Option, the automatic date of grant as provided in Paragraph 9.

                  (i) "Director" means a director of the Company who is not also an employee of the Company or a Subsidiary, but excluding any director who is also an employee, director, officer, partner, principal, or affiliate of Texas Growth Fund--1991 Trust, Pyramid Ventures, Inc. or any of their respective controlling persons.

                  (j) "Director Option" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 9.

                  (k) "Employee" means an employee of the Company or Subsidiary, and any person who has been offered employment by the Company or a Subsidiary, provided that any Award granted to such prospective employee shall be canceled if such person fails to commence such employment, and no payment of value may be made in connection with such Award until such person has commenced such employment; and provided, further, such person may not be granted an incentive stock option prior to the date the person actually commences employment.

                  (l) "Market Value per Share" means, at any date, the closing sale price per share of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal market in which the Common Stock is traded.

                  (m) "Option Price" means the purchase price per share payable on exercise of an Option Right or Director Option.
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                  (n) "Option Right" means the right to purchase a share of
         Common Stock upon exercise of an option granted pursuant to Paragraph
         4.

                  (o) "Other Stock-Based Award" means an Award as described in Paragraph 8.

                  (p) "Participant" means an Employee who is selected by the Committee to receive an Award under any of Paragraphs 4 through 8 and shall also include a Director who has received an automatic grant of Director Options pursuant to Paragraph 9.

                  (q) "Performance Objectives" means the objectives, if any, established by the Committee that are to be achieved with respect to an Award granted under this Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, Subsidiary, department, geographic market or function within the Company or a Subsidiary in which the Participant receiving the Award is employed or in individual or other terms, and which will relate to the period of time (Performance Cycle) determined by the Committee. The Performance Objectives intended to qualify under
         Section 162(m) of the Code shall be with respect to one or more of the following (i) net earnings; (ii) operating income; (iii) earnings before interest and taxes ("EBIT"); (iv) earnings before interest, taxes, depreciation, and amortization expenses ("EBITDA"); (v) earnings before taxes and unusual or nonrecurring items; (vi) total revenue;
         (vii) return on investment; (viii) return on equity; (ix) return on total capital; (x) return on assets; (xi) total stockholder return;
         (xii) return on capital employed in the business; (xiii) stock price performance; (xiv) earnings per share growth; (xv) cash flows; (xvi) total profit; (xvii) operating expenses; (xviii) fee revenue; (xix) total revenue less bonus payroll; (xx) the number of paid work-site employees; and (xxi) gross mark-up per employee. Which objectives to use with respect to an Award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company- established budget or target, an index or a peer group of companies, shall be determined by the Committee in its discretion at the time of grant of the Award. A Performance Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses. The Committee, in its sole discretion and without the consent of the Participant, may amend (i) any stock-based Award to reflect (1) a change in corporate capitalization, such as a stock split or dividend, (2) a corporate transaction, such as a corporate merger, a corporate consolidation, any corporate separation (including a spinoff or other distribution of stock or property by a corporation), any corporate reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), (3) any partial or complete corporate liquidation, or (4) a change in accounting rules required by the Financial Accounting Standards Board and (ii) any Award that is not intended to meet the requirements of Section 162(m) of the Code, to reflect a significant event that the Committee, in its sole discretion, believes to be appropriate to reflect the original intent in the grant of the Award.

                  (r) "Performance Unit" means a unit equivalent to $100 (or such other value as the Committee determines) awarded pursuant to Paragraph 6.

                  (s) "Phantom Shares" means notional shares of Common Stock awarded pursuant to Paragraph 5 or 8.

                  (t) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect) as in effect from time to time.

                  (u) "Subsidiary" means, at any time, any corporation in which at the time the Company then owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of stock issued by such corporation.

         3. Shares Available Under Plan. Subject to adjustments as provided in Paragraph 12, the maximum number of shares of Common Stock which may be issued with respect to Awards under this Plan is 882,957. Such

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shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon the payment of any Phantom Shares, there will be deemed to have been delivered under this Plan for purposes of this Paragraph 3 the number of shares of Common Stock equal to the Phantom Shares regardless of whether such Phantom Shares were paid in cash or shares of Common Stock. Subject to the provisions of the preceding sentence, any shares of Common Stock which are subject to Option Rights or Phantom Shares awarded that are terminated unexercised, forfeited or surrendered or which expire for any reason will again be available for issuance under this Plan. No person may receive Option Rights, Phantom Shares and Bonus Stock awards with respect to more than 100,000 shares during any calendar year. Further, the maximum value of Performance Units that may be granted to any person during any calendar year may not exceed $1 million.

         4. Option Rights. The Committee may from time to time make grants to any Employee of options to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with the following provisions:

                  (a) Each grant will specify the number of shares of Common Stock to which it pertains.

                  (b) Each grant will specify its Option Price, which may not be less than 100% of the Market Value per Share on the Date of Grant.

                  (c) Each grant will specify that the Option Price will be payable (i) in cash or by check payable and acceptable to the Company or (ii) to the extent provided for in the option agreement, (a) by tendering to the Company shares of Common Stock owned by the optionee for at least six months, if acquired pursuant to a Company stock option, and having an aggregate Market Value Per Share as of the date of exercise and tender that is not greater than the full Option Price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the Option Price as provided in (i) above (provided that the Committee may, upon confirming that the optionee owns the number of shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the option less the number of shares being tendered upon the exercise and return to the optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise) or (b) by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the Option Price and any required tax withholding amounts; provided that in the event the optionee chooses to pay the Option Price and withholding taxes as provided in (ii)(b) above, the optionee and the broker shall comply with such procedures and enter into such agreements as the Committee may prescribe as a condition of such payment procedure, or (iii) by a combination of such payment methods. Payment instruments will be received subject to collection.

                  (d) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

                  (e) Each grant will specify the required period or periods of continuous service by the Participant with the Company and the Subsidiaries and/or the Performance Objectives (if any) to be achieved before the Option Rights or installments thereof will become exercisable, and any grant may provide, in the Committee's discretion, for the earlier vesting of the Option Rights upon termination of the Participant's employment due to death, disability or retirement.

                  (f) Each grant the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of Performance Objectives may specify a minimum level of achievement in respect of the specified Performance Objectives below which no Options Rights will be exercisable and may set forth a formula or other method for determining the number of Option Rights that will be exercisable if performance is at or above such minimum but short of full achievement of the Performance Objectives.

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                  (g) Option Rights granted under this Plan may be (i) options which are intended to qualify as incentive stock options under Section 422 of the Code, (ii) options which are not intended to so qualify or
         (iii) combinations of the foregoing, as specified in the option agreement.

                  (h) Option Rights granted to a Participant who is an officer of the Company may, in the discretion of the Committee, provide for an automatic "reload" grant upon the exercise of the Option Right with shares of Common Stock, with such terms and conditions on any such reload grant as the Committee may choose, provided, however, the Option Price may not be less than 100% of the Market Value per Share on the Date of Grant of the reload option and its term may not exceed the remaining term for the exercised portion of the Option Right.

                  (i) Each grant shall specify the period during which the Option Right may be exercised, but no Option Right will be exercisable more than ten years from the Date of Grant.

                  (j) Each grant of Option Rights will be evidenced by an agreement executed on behalf of the Company by any authorized officer and delivered to the Participant and containing such terms and provisions consistent with this Plan, as the Committee may approve.

                  Notwithstanding the foregoing, Option Rights may be granted from time to time in substitution for stock options held by employees of other corporations who become Employees as the result of a merger or consolidation of the employing corporation with the Company or any Subsidiary, or the acquisition by the Company or any Subsidiary of the assets of the employing corporation, or the acquisition by the Company or any Subsidiary of stock of the employing corporation as the result of which it becomes a Subsidiary. The terms and conditions of substitute Option Rights granted may vary from the terms and conditions set forth above, to the extent the Committee, at the time of grant, deems it appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.

         5. Phantom Shares. The Committee may also from time to time make grants to any Employee of Phantom Shares upon such terms and conditions as it may determine in accordance with the following provisions:

                  (a) Each grant will specify the number of Phantom Shares to which it pertains, and whether phantom dividends will be credited on such Phantom Shares.

                  (b) Each grant will specify the Performance Objectives that are to be achieved in order for the Phantom Shares to be earned, and will specify a minimum acceptable level of achievement in respect of the specified Performance Objectives below which the Phantom Shares will be forfeited and may set forth a formula or other method for determining the number of Phantom Shares to be earned if performance is at or above such minimum but short of full achievement of the Performance Objectives.

                  (c) Each grant will specify the time and manner of payment of Phantom Shares which have been earned, which payment may be made in (i) cash, (ii) shares of Common Stock or (iii) any combination thereof, as determined by the Committee in its sole discretion.

                  (d) Each grant of Phantom Shares will be evidenced by an agreement executed on behalf of the Company by any authorized officer and delivered to the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve, which may include provisions relating to vesting upon termination of the Participant's employment due to death, disability or retirement.

         6. Performance Units. The Committee may also from time to time make grants to any Employee of Performance Units upon such terms and conditions as it may determine in accordance with the following provisions:

                  (a) Each grant will specify the number of Performance Units to which it pertains.

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                  (b) Each grant will specify the Performance Objectives that are to be achieved in order for the Performance Units to be earned and will specify a minimum acceptable level of achievement in respect of the specified Performance Objectives below which no payment will be made and may set forth a formula or other method for determining the amount of payment to be made if performance is at or above such minimum but short of full achievement of the Performance Objectives.

                  (c) Each grant will specify the time and manner of payment of Performance Units which have become payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Performance Units which have become payable or (iii) any combination thereof, as determined by the Committee in its sole discretion at the time of payment.

                  (d) Each grant of a Performance Unit will be evidenced by an agreement executed on behalf of the Company by any authorized officer and delivered to the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve, which may include provisions relating to vesting upon the termination of the Participant's employment due to death, disability or retirement.

         7. Bonus Stock. The Committee may also from time to time make grants to any Employee of Bonus Stock, which shall constitute a transfer of shares of Common Stock, without other payment therefor, as additional compensation for the Participant's services to the Company or its Subsidiaries.

         8. Other Stock-Based Awards. The Committee may also grant to Employees an Other Stock-Based Award, which shall consist of a right which (i) is not an Award described in Paragraphs 4 through 7 and (ii) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as is deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. In addition, and without limiting the foregoing, the Committee may, in its sole discretion, permit a Participant, who is an Employee, to elect to defer, in the form of Phantom Shares, all or a portion of the payment of an Award until a specified future time, but in no event for more than five years or, if earlier, the date of termination of employment.

         9. Director Options. (a) Each Director who is elected or appointed to the Board for the first time after April 23, 1996 shall automatically receive, on the date of his or her election or appointment, a Director Option for 7,500 shares of Common Stock, which shall become vested as to one-third of the shares on each anniversary of the Date of Grant; provided, however, if the Director ceases to be a member of the Board, his unvested Director Options, if any, on such date shall be automatically canceled unpaid, unless such termination is due to death or disability, in which event the unvested Director Options shall be automatically vested in full.

         (b) On the day of the regular Annual Meeting of the Stockholders of the Company in each year that this Plan is in effect (commencing with the 1996 Annual Meeting of Stockholders), each Director who is in office immediately after such annual meeting and who was not elected or appointed to the Board for the first time at such annual meeting shall automatically receive a Director Option for 2,500 shares of Common Stock, which shall be 100% vested on the Date of Grant.

         (c) Each Director Option will be subject to all of the limitations contained in the following provisions:

                  (i) The Option Price of each Director Option shall be the Market Value per Share on its Date of Grant.

                  (ii) Each Director Option that is vested may be exercised in full at one time or in part from time to time by giving written notice to the Company, stating the number of shares of Common Stock with respect to which the Director Option is being exercised, accompanied by payment in full of the Option Price for such shares, which payment may be (1) in cash by check acceptable to the Company, (2) by tendering to the Company shares of Common Stock owned by the optionee for more than six months and having an aggregate

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         Market Value Per Share as of the date of exercise and tender that is not greater than the full Option Price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the Option Price as provided in (1) above (provided that the Committee may, upon confirming that the optionee owns the number of shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the option less the number of shares being tendered upon the exercise and return to the optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise), (3) by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the Option Price and any required tax withholding amounts; provided that in the event the optionee chooses to pay the Option Price in this manner, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure, or
         (4) by a combination of such methods of payment. Payment instruments will be received subject to collection.

                  (iii) Each Director Option shall expire 10 years from the Date of Grant thereof, but shall be subject to earlier termination as follows: Director Options, to the extent exercisable as of the date the Director ceases to serve as a director of the Company for any reason, including death, must be exercised within three years of such date unless the Director is removed for cause, in which event the Director Option must be exercised within three months from the date of such removal; provided however, that in no event shall the normal expiration date of such Director Options be extended.

                  (iv) In the event that the number of shares of Common Stock available for grants under this Plan is insufficient to make all automatic grants provided for in this Paragraph 9 on the applicable date, then all Directors who are entitled to a grant on such date shall share ratably in the number of shares then available for grant under this Plan, and shall have no right to receive a grant with respect to the deficiencies in the number of available shares and all future grants under this Paragraph 9 shall terminate.

         10. Acceleration upon a Change in Control. Notwithstanding anything contained in the Plan to the contrary, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of Performance Objectives with respect to the exercisability or full entitlement to any Award shall immediately lapse upon a Change in Control.

         11. Transferability. (a) Except as provided below, (1) no Award (or any interest therein) will be transferable by a Participant other than by (i) will or the laws of descent and distribution or (ii) a qualified domestic relations order and (2) an Option Right will be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

         (b) The Committee may, in its discretion, provide in an option agreement that the Option Right granted to the Participant (other than an incentive stock option) may be transferred (in whole or in part and shall be subject to such terms and conditions as the Committee may impose thereon) by the Participant to (i) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of the Immediate Family Members and, if applicable, the Participant or (iii) a partnership in which such Immediate Family Members and, if applicable, the Participant are the only partners. Following transfer, any such transferred Option Rights shall continue to be subject to the same terms and conditions as were applicable to the Option Rights immediately prior to transfer; provided, however, that no transferred Option Rights shall be exercisable unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations the Company may have with respect to the Option Rights.

         12. Adjustments. The Board may make or provide for such adjustments in the maximum number of shares specified in Paragraph 3, in the numbers of shares of Common Stock covered by outstanding Director Options, Option Rights and Phantom Shares granted hereunder, in the Option Price applicable to any such Director Options and Option Rights, and/or in the kind of shares covered thereby (including shares of another issuer), as the Board, in its sole discretion exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporation transaction or event having an effect similar to any of the foregoing.

         13. Fractional Shares. The Company will not be required to issue any fractional share of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions for the settlement of fractions in cash.

         14. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any grant or payment made to a Participant or any other person under this Plan, it will be a condition to the receipt of such grant or payment that the Participant or such other person make arrangements satisfactory to the Company for the payment of such taxes required to be withheld. The Committee may provide in any grant agreement that such taxes may be satisfied by the relinquishment of a portion of such Award or payment.

         15. Administration of the Plan. (a) This Plan will be administered by the Committee. A majority of the Committee will constitute a quorum, and the action of the members the Committee present at any meeting at which a quorum is present, or acts unanimously approved writing, will be the acts of the Committee.

         (b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of an Award and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or documentation will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith or in the absence of gross negligence or willful misconduct on the part of such member.

         16. Amendments, Etc. (a) The Board may amend or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided, however, that without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted to him.

         (b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

         17. Effectiveness, Term, Etc. This amendment of the Plan shall be effective upon its approval by the Company's stockholders at the 1997 annual meeting of the stockholders of the Company; provided, however, in the event that this amendment is not approved by the stockholders of the Company at such meeting, it shall be automatically null and void for all purposes. Notwithstanding anything in this amendment and restatement to the contrary, no provision herein shall be applicable to any incentive stock option outstanding prior to May 28, 1997 if such provision would constitute a "modification" of such incentive stock option, within the meaning of Section 424 of the Code. Unless sooner terminated, this Plan shall terminate on April 24, 2005 and no further Awards shall be made after such date, but all outstanding Awards on such date shall remain effective in accordance with their terms and the terms of this Plan.